Exhibit 3.1


                          CERTIFICATE OF INCORPORATION
                                       OF
                            ADUDDELL INDUSTRIES, INC.


     The undersigned, for the purpose of forming a corporation under the Oklahoma General Corporation Act, does hereby set forth the following articles of incorporation:

                                    ARTICLE I
                                      Name

     The name of the corporation is Aduddell Industries, Inc.

                                   ARTICLE II
                           Registered Office and Agent

     The address, including the street, number, city and county, for the corporation's registered office in this state is 1601 N.W. Expressway, Oklahoma City, Oklahoma County, Oklahoma 73118. The name of the registered agent at such address is Reggie Cook.

                                   ARTICLE III
                                     Purpose

     The nature of the business and the purpose of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Oklahoma General Corporation Act.

                                   ARTICLE IV
                                  Capital Stock

     A. Authorized Capital Stock. The aggregate number of shares of stock that the corporation shall have authority to issue is 120,000,000 shares, divided into 100,000,000 shares of common stock, $0.01 par value (the "Common Stock"), and 20,000,000 shares of preferred stock, $0.01 par value (the "Preferred Stock").

     B. Preferred Stock in General. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation ("Board of Directors") is hereby authorized to determined all rights, preferences, and privileges and qualifications, limitations, and restrictions of the Preferred Stock (including, without limitation, voting rights and the limitation and exclusion thereof) granted to or imposed upon any unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series then outstanding. In case the number of shares of any series is so decreased, the shares constituting such reduction shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                    ARTICLE V
                                    Director

     The name and mailing address of the person who will serve as the sole director of the corporation until the first annual meeting of shareholders or until his successor is elected and qualified are as follows:

             Ron Carte
             1601 N.W. Expressway
             Oklahoma City, OK 73118

                                   ARTICLE VI
                                     Voting

     At all meetings of the shareholders, the holders of a majority of the shares outstanding and entitled to vote shall constitute a quorum. If a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders unless the vote of a greater number or voting by classes is required by the Oklahoma General Corporation Act or these Articles of Incorporation. Cumulative voting shall not be permitted on any matter.

                                   ARTICLE VII
                   Limitation of Liability and Indemnification

     The liability of a director to the Corporation or its shareholders is limited to the fullest extent permitted by the Oklahoma General Corporation Act as amended from time to time. The Corporation shall indemnify all persons to the fullest extent permitted by the Oklahoma General Corporation Act, as amended from time to time.

                                  ARTICLE VIII
                               Board of Directors

     The number of persons constituting the Board of Directors of the Corporation shall be fixed by the Bylaws of the Corporation. Directors need not be residents of the State of Oklahoma or shareholders of the Corporation and shall exercise all the powers conferred on the Corporation by these Articles of Incorporation and by the laws of the State of Oklahoma.

                                   ARTICLE IX
                                    Amendment

     The right is expressly reserved to amend, alter, change or repeal any provision or provisions contained in these Articles of Incorporation in any manner or respect now or hereafter permitted or provided by the Oklahoma General Corporation Act, and the rights of all officers, directors, and shareholders are expressly made subject to such reservation.

     Executed this 1st day of June, 2006.


                                 /s/ Justin L. Jackson
                                 Justin L. Jackson
                                 McAfee & Taft A Professional Corporation
                                 Two Leadership Square, 10th Floor
                                 211 North Robinson
                                 Oklahoma City, OK 73102